Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISEABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT OR ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED TO AN “ACCREDITED INVESTOR” (AS SUCH TERM IS DEFINED IN THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED) IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

IOU CENTRAL INC.

FORM OF WARRANT TO PURCHASE COMMON STOCK

Warrant No.: WC-[    ]

Number of Shares of Common Stock: [            ]

Date of Issuance: December [    ], 2008 (“Issuance Date”)

IOU Central Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [            ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock (“Warrants”) issued in exchange, transfer or replacement hereof, the “Warrant”), (i) at any time or times on or after one (1) year of employment from the date hereof, but not after 11:59 p.m., New York Time, on the Expiration Date (as defined below), the First Half Amount (as defined below) of fully paid and nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”), and (ii) at any time or times on or after two (2) years of employment from the date hereof, but not after 11:59 p.m., New York Time, on the Expiration Date, the Second Half Amount (as defined below) of the Warrant Shares; provided, that if the Holder is terminated without Cause (as defined below) or resigns with Good Reason (as defined below) prior to the second anniversary of the date hereof, the employment requirements set forth in the foregoing clauses (i) and (ii) will be deemed satisfied and the Holder shall be entitled to exercise the Warrant in accordance with the terms hereof with respect to the First Half Amount and the Second Half Amount (as determined in accordance with the definitions of such terms). This Warrant is not, and shall not be, an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 14.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at the times provided in the paragraph immediately preceding this Section 1 in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, (ii) delivery of this Warrant (provided that the Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder if such Holder delivers a copy of this Warrant, together with a lost document affidavit and other documentation required by Section 6(b) below), and (iii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds or (B) by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). Upon an exercise of this Warrant as to less than all of the Warrant Shares, Holder shall surrender the document evidencing this Warrant, and the Company shall promptly (and in all events within two Business Days) issue a new document evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) Business Day following the date on which the Company has received each of the Exercise Notice, the Warrant and the Aggregate Exercise Price (or notice of a Cashless Exercise) (the “Exercise Delivery Documents”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents or notification to the Company of a Cashless Exercise referred to in Section 1(d), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number, although fractional share interests may be cumulated. The Company shall pay any and all transfer taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any transfer tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the Holder, in either case with respect to any income tax due by the Holder with respect to such shares of Common Stock issued upon exercise of this Warrant.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.22 per Warrant Share, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If within three (3) trading days after the Company’s receipt of the Exercise Delivery Documents the Company shall fail to issue and deliver a certificate to the Holder and register such shares of Common Stock on the Company’s share register for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s exercise hereunder, and if on or after such third (3rd) trading day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the date of exercise.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11.

2. ADJUSTMENTS. Subject to Section 3(b) below, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any split-up, spin-off, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of

Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Board of Directors of the Company (the “Board”) shall equitably and proportionately adjust (1) the number, amount and type of shares of Common Stock (or other securities or property) subject to this Warrant, (2) the exercise price of this Warrant, and/or (3) the securities, cash or other property deliverable upon exercise of this Warrant, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Warrant. It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Board as to whether an adjustment is required in the circumstances pursuant to this Section 2, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

3. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, upon the Holder’s election, the aggregate Purchase Rights, which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an exercise price and a number of shares of capital stock as adjusted in accordance with Section 2 hereof. Upon the occurrence of any Fundamental Transaction, the Successor Entity, if other than the Company, shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein, until such time as any successor warrant is delivered. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction but prior to the Expiration

Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction. Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

4. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its charter, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, one hundred ten percent (110%) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender the document evidencing this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new document evidencing this Warrant (in accordance with Section 6(c)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new document evidencing this Warrant (in accordance with Section 6(c)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new document evidencing this Warrant (in accordance with Section 6(c)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Issuance of New Warrants. Whenever the Company is required to issue a new document evidencing this Warrant pursuant to the terms of this Warrant, such new document (i) shall be of like tenor with this document, (ii) shall represent, as indicated on the face of such new document, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new document being issued pursuant to Section 6(a), the Warrant Shares being transferred or not being transferred pursuant to such section, as applicable), (iii) shall have an issuance date, as indicated on the face of such new document which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as set forth in this document.

7. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given as follows:

If to the Company:

IOU Central Inc.

1255 Roberts Blvd., Suite 116

Kennesaw, Georgia 30144

Attention: President

Facsimile: (866) 404-5117

with a copy to:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

Facsimile: (415) 984-8701

Attention: C. Brophy Christensen, Esq.

If to the Holder:

[Company]

[Address]

[Address]

Attention: [Name]

Facsimile: (        )             -

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment to this Warrant pursuant to Section 2 above, setting forth in reasonable detail, and certifying, the calculation of such adjustment, and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation.

8. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Company and the Holder; provided that no such action may increase the exercise price of any Warrant or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder other than an adjustment pursuant to Section 2. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding.

9. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

10. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable upon exercise of this Warrant, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the adjustment notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are

unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall use reasonable best efforts to cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant with respect to the Company’s failure to comply with the terms of this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. TRANSFER. This Warrant may not be offered for sale, sold, transferred or assigned without the consent of the Company, except that if such sale, transfer or assignment is a Permitted Transfer.

14.	CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c) “Cause” means, as reasonably determined by the Board, (i) any act of personal dishonesty taken by the Holder in connection with his responsibilities as an employee of the Company that is intended to result in substantial personal enrichment of the Holder and/or is reasonably likely to result in material harm to the Company, (ii) the Holder’s commission of a felony, (iii) a willful act by the Holder which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by the Holder of the Holder’s obligations to the Company, which if reasonably susceptible of cure, is not cured by the Holder within thirty (30) days after receiving written notice from the Company that describes the basis for the Company’s belief that the Holder has willfully violated his obligations to the Company.

(d) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(g) “Expiration Date” means the date sixty (60) months after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(h) “First Half Amount” means the product of one million six thousand seven hundred sixty-two (1,006,762) shares multiplied by a fraction, the numerator of which is the dollar amount the Company receives from outside investors up to a maximum of five hundred thousand ($500,000) dollars and during the first three months following the date hereof and the denominator of which is five hundred thousand ($500,000) dollars.

(i) “Fundamental Transaction” means the occurrence, in one or more related transactions, of any of the following events: (i) the Company, directly or indirectly, consolidates or merges with or into (whether or not the Company is the surviving corporation) another Person, or (ii) the Company, directly or indirectly, sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company to another Person, or (iii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate ordinary voting power represented by issued and outstanding Common Stock, or (iv) the Company reorganizes, recapitalizes or reclassifies its Common Stock.

(j) “Good Reason” means the occurrence of any of the following without the Holder’s express written consent: (i) a material reduction of the Holder’s duties, position or responsibilities relative to the Holder’s duties, position or responsibilities, taken as a whole, in effect immediately prior to such reduction, (ii) a material reduction by the Company of the Holder’s base salary as in effect immediately prior to such reduction, or (iii) the relocation of the Holder to a facility or a location more than fifty (50) miles from Kennesaw, Georgia; provided that Good Reason shall not exist pursuant to clause (i), (ii) or (iii) above unless the Holder shall have first provided written notice to the Company of the circumstances giving rise to such claim of Good Reason and the Company shall have failed to reasonably cure such circumstances promptly upon (and in no event more than thirty (30) days after) its receipt of such notice; provided, further, that any notice of termination for Good Reason must be made not later than sixty (60) days after the circumstances giving rise to such claim of Good Reason are first known to exist (or first reasonably should have been known to exist) by the Holder.

(k) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(l) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person.

(m) “Permitted Transfer” means, in the case that the Holder is a natural person, a transfer of the Warrant by the Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of the Holder (or his or her spouse)(all of the foregoing collectively referred to as “family members”), or any other person approved by unanimous consent of the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the Holder or any such family members.

(n) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(o) “Principal Market” means the Nasdaq Global Select Market.

(p) “Second Half Amount” means the product of one million six thousand seven hundred sixty-two (1,006,762) shares multiplied by a fraction, the numerator of which is the sum, up to a maximum of five hundred thousand ($500,000) dollars, of the dollar amount the

Company receives from outside investors during the second three month period following the date hereof plus the dollar amount in excess of five hundred thousand ($500,000) dollars raised from outside investors during the first three month period and the denominator of which is five hundred thousand ($500,000) dollars.

(q) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

IOU CENTRAL INC.
a Delaware corporation

By:
Name:	Philippe Marleau
Title:	Chief Executive Officer

By:
Name:	Robert Gloer
Title:	President

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

IOU CENTRAL INC.

TO: [CHIEF FINANCIAL OFFICER]

The undersigned holder hereby exercises the right to purchase                      of the shares of Common Stock (“Warrant Shares”) of IOU Central Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

☐	a “Cash Exercise” with respect to Warrant Shares; and/or

☐	a “Cashless Exercise” with respect to Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $          to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder              Warrant Shares in accordance with the terms of the Warrant.

4. Accredited Investor. The undersigned certifies to the Company that as of the date hereof, he is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

Date:             ,

Name of Registered Holder

By:
Name:
Title:

Exhibit A-1

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [            ] [    ], 200[    ] from the Company and acknowledged and agreed to by [TRANSFER AGENT].

IOU CENTRAL INC.
a Delaware corporation

By:
Name:	Philippe Marleau
Title:	Chief Executive Officer

By:
Name:	Robert Gloer
Title:	President

Exhibit A-2